                                                                   Exhibit 10.36

                                 DISCRETIONARY
               SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ARRANGEMENT
                                      FOR
                          SELECTED EXECUTIVE OFFICERS


     Levi Strauss & Co. from time to time and at its discretion has established supplemental executive retirement plans ("SERPs") for individual executive officers. A SERP is an arrangement whereby an employer may provide pension benefits to an individual employee in excess of those offered through an underlying tax-qualified plan. SERPs are used because the Internal Revenue
Code places strict limits on how large any participant's retirement benefit may be under a tax-qualified plan. Usually, the SERP benefit is based on the same formula used for the underlying plan, but without any limits that might otherwise apply to benefits in the qualified plan. In addition, the SERP could allow for additional years of service credit if the employee satisfies certain conditions, such as employment for a minimum period of time. A SERP may be offered on a group basis or through an individual contract, but in either case the benefit is typically paid from general corporate assets. The assets used to pay the SERP benefit must remain subject to the employer's general creditors so as not to trigger immediate taxation to the executive.

     Prior uses of SERPs by Levi Strauss & Co. have been limited to a few cases involving individual executive officers. In one case, Levi Strauss & Co. established a SERP to attract a senior level executive from another company. The SERP was designed to "make-up" the pension benefits the individual lost by leaving the prior employer. In another situation, Levi Strauss & Co. established a SERP for an internal senior level executive transferred to the US Home Office Payroll upon becoming a member of the senior management group in order to bring the individual's total pension benefit to the level of his peers. Levi Strauss & Co. does not have a policy or practice of establishing SERPs for employees of a certain level or grade. Levi Strauss & Co.'s occasional, discretionary use of SERPs in the past does not establish a right or expectation that it will establish comparable SERPs in the future for any individual employee or group of employees.